news	UNIT CORPORATION
7130 South Lewis Avenue, Suite 1000, Tulsa, Oklahoma 74136
Telephone 918 493-7700, Fax 918 493-7711

Contact:	Michael D. Earl
Vice President, Investor Relations
(918) 493-7700

For Immediate Release…
November 21, 2013

UNIT CORPORATION TO HOST 2013 INVESTOR DAY

Tulsa, Oklahoma . . . Unit Corporation (NYSE - UNT) announced today it will host an investor day for equity analysts and institutional investors on Wednesday, December 4, 2013 in the Oak Room of the Plaza Hotel in New York from 8:30 a.m. to 1:30 p.m. EST.

Larry Pinkston, Unit’s Chief Executive Officer and President, along with members of the company’s management team, will provide a corporate overview and discuss the strategy and outlook of its three business segments.

A live webcast of the event will be available on the Company’s website at www.unitcorp.com. For those unable to participate in the live webcast, the presentation and a replay of the event will be available on the website.

Analysts and institutional investors interested in attending may register for the event by contacting linda.baugher@unitcorp.com.

Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and natural gas exploration, production, contract drilling and natural gas gathering and processing. Unit’s Common Stock is listed on the New York Stock Exchange under the symbol UNT. For more information about Unit Corporation, visit its website at http://www.unitcorp.com.